Exhibit 10.28

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This Amendment (“Amendment”) is a modification of the License Agreement by and between University of Basel, having its principal offices located at Petersgraben 35, 4001 Basel, Switzerland (“UNIBAS”) and Hookipa Biotech GmbH, having its principal offices located at Helmut-Qualtinger-Gasse 2, 1030 Vienna, Austria (“Hookipa”), made effective on October 15, 2020 ("Agreement").

This Amendment is made according to Article 10.6 of the Agreement. This Amendment is to be construed consistently insofar as possible with the Agreement, but in the event of a conflict, this Amendment shall control. Any capitalized terms used herein shall have the same meaning as set forth for such terms in the Agreement.

The Parties hereby agree as follows:

1.	Article 3.2(c) shall be deleted in its entirety and replaced with the following:

LICENSEE shall have the right to request one postponement of any one of the two milestones of Article 3.2(a)(ii) and (iii) above (i.e. only one under this paragraph) by eight (8) months against payment of a rescheduling fee of one hundred thousand Swiss Francs (CHF 100’000). If such milestone is so extended or postponed, the subsequent milestones are automatically extended or postponed by the same amount of time without additional fees.

2.	All other terms and conditions of the Agreement remain unchanged and in full force.

3.	This Amendment shall be effective on 11 July 2022.

IN WITNESS WHEREOF, the Parties hereby have executed this Amendment the day and year herein written.

Hookipa Biotech GmbH	University of Basel

By:	By:
Name: Reinhard Kandera	Name:
Title: CFO	Title:

Date:	Date:

University of Basel

By:
Name:
Title:

Date: